Exhibit 10.46
Notice Regarding Payment of Dividend Equivalents on Restricted Stock Units and Performance-Based Restricted Stock Units
You are receiving this notice because you hold outstanding restricted stock units (“RSUs”) and/or performance-based restricted stock units (“PBRSUs”) granted under eBay Inc.’s (“eBay” or the “Company”) 2008 Equity Incentive Award Plan (the “Plan”).
Effective as of January 9, 2019, eBay amended your outstanding RSUs and/or PBRSUs under the Plan to confer a right to receive the equivalent value of dividends paid on shares of eBay’s common stock (“Dividend Equivalents”), as specified below. Capitalized terms used but not defined herein have the same meaning set forth in the relevant award agreement or the Plan, as applicable.
Amendment to RSUs Granted Without Dividend Equivalents

1.	The terms of applicable award agreements for outstanding and unvested RSUs under the Plan (“RSU Agreements”) have been supplemented with the following provision:
“Unless otherwise determined by the Committee, the RSUs include a right to Dividend Equivalents equal to the value of any dividends paid on the Stock for which the dividend record date occurs between the Grant Date and the date the RSUs are settled or forfeited. Subject to vesting, each Dividend Equivalent entitles Participant to receive the equivalent cash value of any such dividends paid on the number of Shares underlying the RSUs that are outstanding during such period. Dividend Equivalents will be accrued (without interest) and will be subject to the same conditions as the RSUs to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the RSUs, and any special provisions for Participant’s country in Exhibit B.”
Amendment to PBRSUs Granted Without Dividend Equivalents

2.	The terms of applicable award agreements for outstanding and unvested PBRSUs under the Plan (“PBRSU Agreements”) have been supplemented with the following provision:
“Unless otherwise determined by the Committee, the PBRSUs include a right to Dividend Equivalents equal to the value of any dividends paid on the Stock for which the dividend record date occurs between the Grant Date and the date the PBRSUs are settled or forfeited. Subject to vesting and the amount of Earned PBRSUs (as defined in Appendix A), each Dividend Equivalent entitles Participant to receive the equivalent cash value of any such dividends paid on the number of Shares underlying the PBRSUs that are earned during such period. Dividend Equivalents will be accrued (without interest) and will be subject to the same conditions as the PBRSUs to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the PBRSUs, and any special provisions for Participant’s country in Exhibit B.”

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Amendment to RSUs and PBRSUs Regarding Taxes

3.
The text in the second paragraph of Section 3 of the applicable RSU Agreements and PBRSU Agreements following the phrase “provided, however, that” has been replaced with the following provision regarding taxes:

“if Participant is an executive officer, within the meaning of Section 16 of the Exchange Act, then the obligations with regard to the Tax-Related Items shall be satisfied by first withholding any otherwise payable Dividend Equivalents upon the relevant taxable or tax withholding event, as applicable, and then withholding a net number of otherwise issuable vested Shares as described in clause (i) above, unless the use of such Share withholding method would result in adverse consequences under applicable tax or securities law or accounting principles, in which case the obligations with regard to the Tax-Related Items in excess of the amount of otherwise payable Dividend Equivalents shall be satisfied by the method described in clause (ii) above.”

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